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Exhibit 10.12

                  SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT


     This Second Amendment to Loan and Security Agreement ("Amendment") is entered into as of this 18th day of December, 1997, between Delphi Information Systems, Inc. ("Borrower") and Coast Business Credit, a division of Southern Pacific Bank (formerly known as Southern Pacific Thrift & Loan Association) ("Coast") in reference to that certain Loan and Security Agreement between Borrower and Coast dated January 8, 1997, as amended ("Loan Agreement").

     The parties desire that the Loan Agreement be modified as follows:

     1. Subparagraph 1(a) of the Schedule to Loan and Security Agreement ("Schedule") is hereby deleted and the following is substituted therefore:

          "(a) Loans ("the Receivable Loans") in an amount not to exceed one and one-half (1-1/2) times the rolling 12-month moving average of the monthly collections (excluding extraordinary cash receipts), which formula shall remain in effect until May 31, 1998. Thereafter, the Receivable Loan shall be in an amount not to exceed 75% of the amount of Borrower's Eligible Receivables (as defined in Section 8 above) provided that if the average dilution during the then prior nine months exceeded 10%, Coast may, in its sole discretion, reduce the advance rate against Eligible Receivables."

     2. Section 4 of the Schedule is hereby modified by deleting the Maturity Date of January 31, 1999 and substituting therefor "January 31, 2001."

     3. The Early Termination Fee as set forth in Section 4 of the Schedule is hereby deleted and the following is substituted therefore:

     EARLY TERMINATION FEE:   A fee equal to the greater of:

          (a)the amount of all interest accrued during the six-month period prior to the effective date of termination;

          (b)an amount equal to the average monthly interest due and payable based on the greater of the six months' interest immediately preceding the effective date of termination or, if the effective date of termination is less than six months from the initial funding, an amount equal to the average monthly interest multiplied by the number of full or partial months from the effective date of termination to the Maturity Date; or

          (c)an amount equal to the Minimum Monthly Interest multiplied by the number of full or partial months from the effective date of termination to the Maturity Date.

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     4.   If on June 1, 1998, the change in the advance rate against Eligible
Receivables as set forth in Section 1(a) of the Schedule and in paragraph 1 of this Amendment result in the then unpaid balance of the Receivable Loans being greater than 75% (or the applicable percentage pursuant to paragraph 1 above) of the Eligible Receivables ("Overloan"), Coast may either declare an Event of Default or, at Coast's sole option, forbear from declaring an Event of Default and continue the Loans under the terms herein on 30-day extensions for an additional extension fee of $20,000 per month payable and earned as of the first day of each calendar month. If the Overloan is cured by Borrower and no other Events of Default have occurred and are continuing, the Extension Fee shall not be charged beginning the first month after the date of the cure.

     5. Borrower represents and warrants to Coast that it does not own any copyrights, software or copyrightable material; whether or not such material has been registered at the U.S. Copyright Office, except as set forth on Exhibit "1" hereto. Further, there have been no enhancements, modifications or new versions of any of the material set forth on Exhibit 1 hereto.

     6. In addition to all other fees and charges, Borrower hereby agrees to pay Coast a facility modification fee of $80,000, fully earned on the date hereof. Said fee shall be payable $40,000 on the date hereof and $40,000 on May 31, 1998.

     7.   This Amendment may be executed in one or more counterparts.

     8. This Amendment shall be governed by the laws of the State of California.

     9. If any action or proceeding shall be commended at any time by any party to this Amendment to enforce, interpret or otherwise concerning the terms herein, the prevailing party in such action shall be entitled to reimbursement of its cost and reasonable attorneys' fees. Each of the parties hereto waive trail by jury in connection with any action described in the preceding sentence. In addition to all other fees and charges, Borrower shall reimburse Coast, upon demand, for all attorneys' fees and costs incurred in connection with the negotiation, documentation and closing of this Amendment.

"Lender"                                   "Borrower"

COAST BUSINESS CREDIT                     DELPHI INFORMATION SYSTEMS, INC.



By:  /s/ Phillip Goessler                 By:  /s/ Reid E. Simpson
     --------------------------           ---------------------------------
Its:  Vice President                      Its:  Chief Financial Officer
                                               Senior Vice President -
                                          Finance and Administration





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